Exhibit 99.1

Contact:	Uzi Sasson
Chief Financial Officer
IXYS Corporation
3540 Bassett Street
Santa Clara, California 95054
(408) 982-0700
IXYS Corporation Updates June 2007 Quarter Outlook
SANTA CLARA, Calif., June 25, 2007 (PR NEWSWIRE) — IXYS Corporation (NASDAQ: IXYS) today announced that it has revised its financial guidance for the quarter ending June 30, 2007.
IXYS now expects net revenues for the quarter ending June 30, 2007 to be between $70 and $72 million. Previously, IXYS had guided that net revenues would be approximately flat as compared to those for the quarter ended March 31, 2007. Net revenues for the quarter ended March 31, 2007 were $74 million.
IXYS expects gross margins to be between 27% and 30% for the quarter ending June 30, 2007. IXYS had not previously provided guidance with respect to gross margins. Gross margins for the quarter ended March 31, 2007 were 24.1%.
“It is not our practice to revise our guidance unless we expect a material change from our previous guidance; nor is it our practice to issue guidance on gross margins, “ said Uzi Sasson, Chief Operating Officer and Chief Financial Officer of IXYS. “We do not plan to issue guidance on gross margins in the future.”
Safe Harbor Statement
The foregoing press release contains forward-looking statements, including those related to expectations for net revenues and gross margins for the quarter ended June 30, 2007. Actual results may vary materially from those contained in the forward-looking statements, due to changes in customer delivery schedules, the cancellation of orders, an unanticipated decline in our business or an unexpected increase or leveling of our costs, among other things. Further information on other factors that could affect our operations is detailed and included in our Form 10-K for the year ended March 31, 2007, as filed with the Securities and Exchange Commission. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.